Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Capstar Special Purpose Acquisition Corp. on Amendment No. 1 to Form S-4 of our report dated March 30, 2021, except for the effects of the restatement discussed in Note 2 and 12 thereto as to which date is July 8, 2021, with respect to our audit of the financial statements of Capstar Special Purpose Acquisition Corp. as of December 31, 2020 and for the period from February 14, 2020 (inception) through December 31, 2020, which report appears in the Proxy statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy statement/Prospectus.

/s/ Marcum LLP

New York, NY

September 29, 2021